UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WESTELL TECHNOLOGIES, INC.

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WESTELL TECHNOLOGIES, INC.

750 North Commons Drive

Aurora, Illinois 60504

(630) 898-2500

Notice of Annual Meeting of Stockholders

September 20, 2011

Dear Stockholders:

The 2011 Annual Meeting of Stockholders of Westell Technologies, Inc. (the “Company”) will be held at the Company’s Corporate Headquarters, 750 North Commons Drive, Aurora, Illinois, 60504 on Tuesday, September 20, 2011 at 10:00 a.m. Central Daylight Time for the following purposes:

1.	To elect the Company nominated slate of eight directors;

2.	To vote upon a proposal to ratify the appointment of independent auditors;

3.	To conduct an advisory vote on executive compensation (“Say-on-Pay”);

4.	To conduct an advisory vote on the frequency of holding an advisory vote on executive compensation (Frequency of “Say-on-Pay”); and

5.	To consider any other matters that may properly come before the meeting.

The Board of Directors (the “Board”) has fixed the close of business on July 22, 2011 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

Pursuant to the rules promulgated by the Securities and Exchange Commission, we have again elected to furnish proxy materials to our stockholders on the Internet. We believe this allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please review the instructions with respect to each of your voting options as described in the Proxy Statement and the Notice.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided.

By Order of the Board of Directors

Brian S. Cooper

Secretary

July 26, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 20, 2011: THE WESTELL TECHNOLOGIES, INC. PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS AND FISCAL YEAR ENDED MARCH 31, 2011 ANNUAL REPORT ARE AVAILABLE AT www.proxyvote.com.

WESTELL TECHNOLOGIES, INC.

750 North Commons Drive

Aurora, Illinois 60504

Proxy Statement for the 2011 Annual Meeting of Stockholders

to be held September 20, 2011

To the Stockholders of

WESTELL TECHNOLOGIES, INC.:

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Westell Technologies, Inc. of proxies for the Annual Meeting of Stockholders to be held at the Company’s Corporate Headquarters, 750 North Commons Drive, Aurora, Illinois, 60504, on Tuesday, September 20, 2011 at 10:00 a.m. Central Daylight Time for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. As permitted by Securities and Exchange Commission rules, the Company is making this Proxy Statement and its annual report available to its stockholders electronically via the Internet. On or about August 8, 2011, we will mail to our stockholders a Notice containing instructions on how to access this Proxy Statement and our annual report and vote online. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

You may vote in person at the meeting or you may vote in advance of the meeting via the Internet, by telephone, or, if you request a paper copy of the proxy materials, by using the proxy card that will be enclosed with those materials. If you intend to use the proxy card, please mark, date and sign it, and then return it promptly in the postage-paid envelope that comes with the card. If you intend to vote over the telephone or via the Internet, please follow the instructions on the Notice that you received. Those instructions are also available at www.proxyvote.com. You may then access these proxy materials and vote your shares over the Internet or by telephone. The Notice contains a control number that you will need to vote your shares over the internet or by telephone.

Proxies will be voted as specified. If no directions are specified on a duly submitted Proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the eight directors nominated by the Board of Directors, FOR Proposal No. 2 to ratify the appointment of independent auditors, FOR Proposal No. 3 to approve, on an advisory basis, the compensation of the Company’s named executive officers (“NEOs”), FOR “every one year” on Proposal No. 4, as the frequency with which stockholders are provided a non-binding advisory vote on the compensation of the Company’s NEOs, and in accordance with the discretion of the persons appointed as proxies on any other matter properly brought before the meeting. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company, by submitting a later dated proxy or by attending the meeting and voting in person.

A majority of the outstanding voting power of our Class A Common Stock and Class B Common Stock entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence or absence of a quorum. A quorum is needed for any proposal to be adopted.

The affirmative vote of the holders of a plurality of the voting power of the Class A Common Stock and Class B Common Stock of the Company, voting together as a single class, and represented in person or by proxy at the meeting is required for the election of directors. The affirmative vote of holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock of the Company, voting together as a single class, represented in person or by proxy at the meeting is required to ratify the appointment of the independent auditors and to approve the advisory vote on the compensation of the NEOs. The frequency of the advisory vote on the compensation of our named executive officers — every three years, every two years or every one year — receiving the greatest number of votes will be the frequency that stockholders approve.

If your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares on the proposal to ratify the appointment of the independent auditors, which is considered a “routine” matter. However, on “non-routine” matters such as the election of directors and Proposals 3 and 4, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to the election of directors and Proposals 3 and 4. Broker “non-votes” will have no effect on the outcome of the election of directors, or on Proposals 3 and 4. Abstentions will have the same effect as votes against Proposals 2 and 3, and will have no impact on the election of directors or Proposal 4.

Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person, by telephone or other communications, without compensation apart from their normal salaries.

The Annual Report on Form 10-K for fiscal year ended March 31, 2011 (“fiscal year 2011”) accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one at the Internet website listed above or by writing to the Secretary of the Company at the address of the corporate headquarters indicated above.

Only holders of record of our Class A Common Stock or Class B Common Stock at the close of business on July 22, 2011 are entitled to vote at the meeting. As of July 22, 2011, we had outstanding 55,082,623 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock, and such shares are the only shares entitled to vote at the meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to four votes on each matter to be voted upon at the meeting.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected to hold office for terms expiring at the next annual meeting of stockholders. Our Bylaws provide that not less than six nor more than ten directors shall constitute the Board of Directors.

The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve. It is intended that the proxies will be voted for the election of the nominees listed below. In the unforeseen event that any such nominee is unable to serve, proxies may be voted for another nominee designated by the Board of Directors.

Nominees for Election for Terms Expiring at the 2012 Annual Meeting

The following table sets forth certain information with respect to the nominees, all of whom are current members of the Board of Directors.

Name	Age	Principal Occupation and Other Information
Richard S. Gilbert	58	Richard S. Gilbert has served as a Director of the Company, and as its President and Chief Executive Officer, since February 2009. He was appointed Chairman of the Board effective September 17, 2009. Prior to joining the Company, Mr. Gilbert served from 2005 as President and Chief Executive Officer of Kineto Wireless, Inc. (“Kineto”), a leading provider in Unlicensed Mobile Access technology as well as supporting products that are used to enable Fixed-Mobile Convergence. From 1998 to 2005, Mr. Gilbert was the Chairman and Chief Executive Officer of Copper Mountain Networks. Prior to Copper Mountain, Mr. Gilbert was the President of ADC Kentrox. Additionally, Mr. Gilbert has held numerous senior management positions with companies that include Make Systems, VitaLink Communications Corporation, and IBM Corporation. Mr. Gilbert serves on the board of Kineto. Mr. Gilbert’s senior leadership roles, industry experience, and education qualify him to serve as Chairman of the Company’s Board of Directors.

Kirk R. Brannock	53	Kirk R. Brannock has served as a Director of the Company since February 2011. Mr. Brannock retired in 2010 from his position as Senior Vice President - Network Services at AT&T, a leading provider of voice, video, data and broadband delivery services, after a successful career spanning more that 30 years. He served in leadership positions at AT&T, Ameritech and SBC, including Senior Vice President - AT&T Ethernet, Senior Vice President - AT&T Core Installation & Maintenance and President - SBC/Ameritech Midwest Network Services. Over the course of a career that began with Michigan Bell, Mr. Brannock developed extensive experience in the areas of business office operations, human resources, central office operations, installation, maintenance, construction, engineering, labor relations and systems planning. He has served in leadership positions on the boards of two not-for-profit organizations: DayOneNetwork and the Chicago Area Council of the Boy Scouts of America. Mr. Brannock’s leadership experience in operations, labor relations and human resources during his career in the telecommunications industry qualify him to serve as a member of the Company’s Board of Directors and Compensation Committee.

Robert W. Foskett(1)	34	Robert W. Foskett has served as a Director of the Company since September 2009. Mr. Foskett is the Managing Partner and Investment Committee Member of Table Mountain Capital LLC, a private investment company, a position he has served since 2006. Prior to joining Table Mountain Capital LLC, he served from 2002 to 2006 as a Research Director at L.H. Investments, a private investment company. Mr. Foskett holds a Master of Business Administration from the University of Denver, Daniels College of Business. Mr. Foskett’s investment experience and education qualify him to serve as a member of the Company’s Board of Directors and Corporate Governance and Nominating Committee.

James M. Froisland	60	James M. Froisland has served as a Director of the Company since March 2009. Mr. Froisland currently serves as the Chief Financial Officer of InfuSystem Holdings, Inc., a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternative site healthcare providers, a position he has served in since December 2010. Mr. Froisland had served as the Senior Vice President, Chief Financial Officer, Chief Information Officer and Corporate Secretary for Material Sciences Corporation, a leading provider of material-based solutions for acoustical and coated metal applications, from 2006 to 2010. Prior to this role, Mr. Froisland served from 2002 to 2005 as Senior Vice President, Chief Financial Officer and Chief Information Officer for InteliStaf Healthcare, Inc., a private provider of healthcare staffing services. He previously held executive and senior financial, accounting and information technology positions with a number of companies, including Burns International Services Corporation, Anixter International Inc., Allsteel, Inc., Budget Rent A Car Corporation and The Pillsbury Company. Mr. Froisland started his career with the public accounting firm, KPMG LLP and is a Certified Public Accountant. Mr. Froisland’s executive leadership roles in public and private companies as CFO and CIO qualify him to serve as a member of the Company’s Board of Directors, Audit Committee and Compensation Committee.

Dennis O. Harris	67	Dennis O. Harris has served as a Director of the Company since January 2010. Mr. Harris completed a nearly 38-year telecommunications career in 2002 as the President of Network Services at SBC Midwest, now a part of AT&T, which provides voice, video, data and broadband delivery services. Mr. Harris possesses a great depth of knowledge of the telecommunications industry and its participants, as well as extensive experience in the areas of operations, sales, customer service, and human resources. He remains active in the industry and continues in advisory roles to a number of companies. Mr. Harris currently serves on the boards of London Medical Management, The R.J. Carroll Company and Advanced Receiver Technologies. Mr. Harris has been active in community service and has served on the board of the North Texas Minority Business Development Council and the American Red Cross of Dallas. Mr. Harris’ knowledge of operations, sales, customer service and human resources developed during his career in the telecommunications industry, and his other board experience qualify him to serve on the Board of Directors and as the Chair of the Compensation Committee.

Martin D. Hernandez	53	Martin D. Hernandez has served as a Director of the Company since May 2009. Mr. Hernandez is currently the Chief Financial Officer of Kineto Wireless, Inc. (“Kineto”), an innovator and leading supplier of solutions that enable delivery of mobile services over broadband. Mr. Hernandez has served in this position since July 2006. Prior to that, Mr. Hernandez served as President and Chief Operating Officer of Rainmaker Systems, Inc., a leading provider of sales and marketing solutions, from September 2000 to March 2005 and as Rainmaker’s Chief Financial Officer beginning in October 1999. Prior to Rainmaker, he held senior financial and operational roles with Silicon Graphics and Meris Laboratories. Mr. Hernandez received his CPA certificate while in the San Jose office of Price Waterhouse. Mr. Hernandez’s experience as a CPA and Chief Financial Officer as well as his experience in software and technology make him qualified to serve on the Board of Directors and Audit Committee.

Eileen A. Kamerick	53	Eileen A. Kamerick has been a director of Westell since December 2003. Ms. Kamerick is currently Managing Director and Chief Financial Officer of Houlihan Lokey, Inc., an international investment bank and advisory firm, a position she has served in since May 2010. Prior to that, Ms. Kamerick served as Senior Vice President, Chief Financial Officer and Chief Legal Officer of Tecta America Corporation, the largest commercial roofing company in the United States, with particular expertise in solar installations and greenroofs, since August 2008. Prior to joining Tecta America Corporation, she served as Executive Vice President and Chief Financial Officer of BearingPoint, Inc., a management and technology consulting firm, from May 2008 to June 2008. On February 18, 2009, BearingPoint, Inc. filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Prior to joining BearingPoint, Inc., she served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Heidrick and Struggles International, Inc., an international executive search and leadership consulting firm, from June 2004 to May 2008. Ms. Kamerick served on the board of directors of The ServiceMaster Company from 2005 to 2007. She serves on the boards of Associated Bancorp and Global Compliance Services, as well as of the Boys and Girls Clubs of Chicago, Cove School, the Childrens’ Bureau, and the Juvenile Protective Association. Ms. Kamerick’s executive experience with public and private companies, her knowledge of corporate governance as well as her service on public company boards qualify her to serve on the Board of Directors and as the Chair of the Audit Committee.

Robert C. Penny III(1)	58	Robert C. Penny III has served as a Director of the Company since September 1998. He has been the managing partner of P.F. Management Co., a private investment company, since May 1980 and is the owner of Eastwood Land & Cattle, a private business. Mr. Penny’s years of service as a board member and his knowledge of the Company’s business and technology qualify him as a member of the Board of Directors and as the Chair of the Corporate Governance and Nominating Committee.

(1)	Mr. Foskett is the nephew of Mr. Robert C. Penny III.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

PROPOSAL NO. 2:

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending March 31, 2012 (“fiscal 2012”). The Board of Directors and the Audit Committee recommend that stockholders ratify the appointment of Ernst & Young. Although we are not required to do so, the Company believes that it is appropriate to request that stockholders ratify the appointment of Ernst & Young as our independent auditors for fiscal 2012. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Ernst & Young will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to appropriate questions.

OUR BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2012.

PROPOSAL NO. 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the requirements of Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, the Company is required to submit a proposal to its stockholders for a non-binding advisory vote regarding the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement.

As described in detail below under the heading “Compensation Discussion and Analysis”, the guiding principles of the Company’s compensation policies and decisions seek to align each executive’s compensation with the Company’s business strategy and the interests of our stockholders while providing incentives to attract, motivate and retain key executives who are important to our long-term success. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term stockholder value. Consistent with this philosophy, a significant portion of the total compensation for each of our executives is performance-based and tied directly to the achievement of defined goals, with short-term and long-term compensation provided in cash and forms of equity. The Compensation Committee has full discretion to make adjustments to final payouts of performance-based awards. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in helping us to achieve our strategic goals.

Accordingly, the Board of Directors recommends that stockholders support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement by approving the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although the say-on-pay vote is advisory and not binding, the Board of Directors and the Compensation Committee will consider our stockholders’ perspectives and will evaluate whether any actions are necessary to address those perspectives.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4:

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON

EXECUTIVE COMPENSATION

Pursuant to the requirements of Section 14(a)(2) of the Securities Exchange Act of 1934, as amended, the Company is submitting to its stockholders an advisory vote as to whether the stockholder advisory vote to approve executive compensation, as described in Proposal No. 3, should occur every one, two or three years.

After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every one year. The Company believes that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program. The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by stockholders in these votes and will thoughtfully evaluate and respond to the outcome of these votes in making its decisions on the Company’s executive compensation program.

The option of one year, two years or three years that receives the greatest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been approved by stockholders. However, because this is an advisory vote and not binding on our Board of Directors or the Company, the Board may decide that it is in the best interest of stockholders and the Company to hold an advisory vote on executive compensation on a more or less frequent basis than the option approved by stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “EVERY ONE YEAR” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED A NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

The Board believes that its collective experience, knowledge of the Company and familiarity with the industries in which the Company operates, among other things, places the Board in the most favorable position to determine the optimal leadership structure for the Company. The Board has determined that combining the role of the Chairman of the Board and Chief Executive Officer (“CEO”) is the optimal structure for the Company at this time, and that it does not require a designated lead director. The Board believes that the stockholders are best served by Mr. Gilbert occupying both roles, thereby unifying the leadership and direction of the Board with management of the Company. The arrangement also facilitates communication and provides efficiencies.

The Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Company’s officers are responsible for the day-to-day management of the material risks faced by the Company, including the identification of risks, assessment of economic consequences and tradeoffs, and plans and processes for management or mitigation of risk, as appropriate. In its oversight role, the Board is responsible for assuring that risk management processes designed and implemented by management are adequate and functioning as designed. The Company’s strategies for each business unit identify key risks and uncertainties that are reviewed by the Board at least annually, and the Board of Directors receives regular updates from management regarding the status of key risks facing the Company.

In addition to the role of the full Board, committees of the Board each oversee certain aspects of risk management. The Audit Committee oversees risk management related to financial and financial reporting matters, including the Company’s system of internal controls. The Compensation Committee oversees risks related to compensation policies and practices. The Corporate Governance and Nominating Committee is responsible for overseeing corporate governance matters.

Board Committees

During fiscal year 2011, the Board of Directors had a standing Audit Committee and a Compensation and Corporate Governance (“C&CG”) Committee. Effective June 28, 2011, the responsibilities of the C&CG Committee were divided among two newly formed committees. The Compensation Committee is now responsible for compensation related matters and the Corporate Governance and Nominating Committee is responsible for overseeing corporate governance matters and the director nomination process.

The members of the committees during fiscal year 2011 are identified in the following table.

Director	Audit	Compensation and Corporate Governance
Kirk R. Brannock(1)(5)		Member
Robert W. Foskett(2)(3)		Member
James M. Froisland(4)(5)	Member	Member
Dennis O. Harris(6)(5)		Chair
Martin D. Hernandez	Member
Eileen A. Kamerick(4)	Chair	Member
Robert C. Penny III(3)		Member
Martin H. Singer(7)		Chair

(1)	Mr. Brannock was appointed to the Board and C&CG Committee effective February 8, 2011.
(2)	Mr. Foskett was appointed as a Member of the C&CG Committee on September 20, 2010.
(3)	Effective June 28, 2011, Messrs. Penny and Foskett were appointed as Chair and Member, respectively, of the Corporate Governance and Nominating Committee.
(4)	Effective May 5, 2010, Mr. Froisland and Ms. Kamerick no longer served as members of the C&CG Committee.
(5)	Effective June 28, 2011, Mr. Harris was appointed as Chair and Messrs. Brannock and Froisland were appointed as Members of the Compensation Committee.
(6)	Mr. Harris was appointed as a Member and Chair of the C&CG Committee effective May 5, 2010 and September 20, 2010, respectively.
(7)	Mr. Singer’s term as Director expired at the 2010 Annual Meeting on September 20, 2010.

The Board of Directors held seven meetings during fiscal year 2011. During fiscal year 2011, each director, during the period in which he or she served as a director and on a committee of the Board, attended 75 percent or more of the total number of meetings held by the Board of Directors and all committees on which he or she served. Following the regularly scheduled Board meetings, the non-employee independent directors routinely conduct separate executive sessions. The Board is authorized to directly engage outside consultants and legal counsel to assist and advise them, as needed.

The Audit Committee

The Audit Committee met nine times in fiscal year 2011. The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee generally has direct responsibility for appointing, compensating, retaining and overseeing the work of any independent auditors. The Committee also is responsible for reviewing the plan and scope of the annual audit, reviewing our audit functions and systems of control, reviewing and pre-approving audit and permissible non-audit services, reporting to the full Board of Directors regarding all of the foregoing and carrying out the other responsibilities set forth in its charter. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Board of Directors has determined that each current member of the Audit Committee is independent as defined in the NASDAQ listing standards. The Audit Committee charter is available in the corporate governance section under Investors on our website at www.westell.com.

The Compensation and Corporate Governance Committee

Effective June 28, 2011, the responsibilities of the C&CG Committee were divided among two newly formed committees. The Compensation Committee and Corporate Governance and Nominating Committee charters are available in the corporate governance section under Investors on our website at www.westell.com. The C&CG Committee met seven times in fiscal year 2011.

In carrying out the Company’s compensation activities, the C&CG Committee1 is responsible for, among other things, evaluating and setting the compensation for our CEO. Company management is responsible for recommending to the committee the amount of compensation of our other executive officers. On an annual basis, the C&CG Committee sets executive compensation by evaluating base salary, benefits, annual incentive compensation (the “Incentive Plan”) and long-term equity-based incentives. The committee reviews recommendations regarding other executive officers and has the authority to approve or revise such recommendations. The CEO and other members of management do not participate in deliberations relating to their own compensation. Under its charter, the C&CG Committee may form and delegate authority to subcommittees as it deems appropriate. For fiscal year 2011, the C&CG Committee reviewed and approved the total compensation package for each of the Company’s executive officers.

The C&CG Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates, as well as to evaluate the Company’s compensation structures and levels. As described below, the services of an independent compensation consultant were used to assist the C&CG Committee in establishing the Company’s compensation goals and objectives for fiscal year 2011. The C&CG Committee1 also reviews director compensation with its compensation consultant and has the responsibility for recommending to the Board the level and form of compensation and benefits for directors.

In carrying out the Company’s corporate governance and nomination activities, the C&CG Committee2 is responsible for developing the criteria and qualifications for membership on the Board, reviewing and making recommendations to the Board as to whether existing directors should stand for re-election, considering, screening and recommending candidates to fill new or open positions on the Board, recommending Director nominees for approval by the Board and the stockholders, recommending Director nominees for each of the Board’s committees, reviewing candidates recommended by stockholders, and conducting appropriate inquiries into the backgrounds and qualifications of possible candidates. In general, the C&CG Committee believes directors should have high ethical and moral standards, relevant business experience and expertise, industry and technology experience knowledge applicable to the industry and management experience.

The Board of Directors has determined that each of the members who served on the C&CG Committee since the beginning of fiscal year 2011 is independent as defined in the NASDAQ listing standards.

[1]	Effective June 28, 2011, the Compensation Committee is responsible for these activities.
[2]	Effective June 28, 2011, the Corporate Governance and Nominating Committee is responsible for these activities.

Risk Management

Westell management and the C&CG Committee view compensation practices as an important element of Enterprise Risk Management. It is our intention to create incentive structures that reward longer-term, sustainable growth and do not encourage inappropriate risk trade-offs and behaviors. Additionally, we view compensation as an important element in limiting the risk of losing key executives and employees and the concomitant loss of talent and skill required to operate the business. Consistent with SEC disclosure requirements, we have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not encourage or create risks that are likely to have a material adverse effect on the Company.

Director Nominations

The C&CG Committee considers many factors when considering candidates for the Board of Directors and strives for the Board to be comprised of directors who have a variety of complementary experience and backgrounds and who represent the balanced interests of stockholders as a whole.

Other important factors in Board composition include strength of character, mature judgment, specialized expertise, relevant technical skills, diversity, level of education, broad-based business acumen, and understanding of strategy and policy-setting. Depending upon the needs of the Board of Directors from time-to-time, certain factors may be weighed more or less heavily by the C&CG Committee.

In considering candidates for the Board of Directors, the C&CG Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a recommended nominee. However, the C&CG Committee believes that members of the Board of Directors should have high ethical and moral standards, experience and expertise that are relevant to the business, knowledge or interest in our business’ industries and technologies, and sufficient time to devote to Board matters. In addition, the C&CG Committee considers independence and whether any candidate has potential conflicts of interest or special interests that could impair his or her ability to effectively represent the interests of all stockholders. In the case of Directors being considered for renomination, the C&CG Committee will also take into account the director’s history of attendance at meetings of the Board of Directors or its committees, the Director’s tenure as a member of the Board of Directors, and the Director’s preparation for and participation in such meetings. In the case of potential nominees, the C&CG Committee also considers the individual committee needs and may evaluate candidates in light of requirements and qualifications applicable to each committee, including SEC, stock exchange and other applicable requirements.

Although there is no formal diversity policy, the C&CG Committee also considers the diversity of the candidates, and of the Board of Directors as a whole, based on factors such as business and personal background, and potential contributions to the Board of Directors. The Committee and the Board attempt to ensure that the Board of Directors is comprised of individuals with experience in both complementary and differentiated industries, and representing a variety of disciplines, in order to bring diverse business experience, knowledge and perspectives to the Board of Directors.

During fiscal year 2011, Mr. Kirk R. Brannock was added to the Company’s Board of Directors. Mr. Brannock was recommended as a director candidate to the C&CG Committee by Mr. Gilbert, the Company’s Chief Executive Officer. The committee recommends candidates to the Board of Directors after consultation with the Chairman of the Board.

Stockholders who wish to suggest qualified candidates should write to the Secretary, Westell Technologies, Inc., 750 North Commons Drive, Aurora, Illinois, 60504, specifying the name of any candidates and stating in detail the qualifications of such persons for consideration by the C&CG Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders must comply with our bylaws regarding stockholder proposals and nominations. See “Proposals of Stockholders” contained herein.

Attendance at Annual Stockholder Meetings

The Company expects all board members to attend the annual meeting of stockholders, but from time to time, other commitments may prevent a director from attending the meeting. Seven of the eight directors serving at that time attended the most recent annual meeting of stockholders, which was held on September 20, 2010.

Director Independence

In general, the Board determines whether a board member is independent by following the corporate governance rules of the NASDAQ Global Select Stock Market (“NASDAQ”) and the applicable rules of the Securities and Exchange Commission (“SEC”). Our Board of Directors has determined that each of Messrs. Brannock, Foskett, Froisland, Harris, Hernandez, Penny, and Singer and Ms. Kamerick are (or were during their time of service) “independent” under the NASDAQ and SEC rules. In making independence determinations, the Board considered the relationships reported under related party transactions in this Proxy Statement as well as shareholding of individuals, and the registration rights with respect to the shares of common stock held in the Voting Trust that we have granted to Robert C. Penny III and Robert W. Foskett, as Trustees of the Voting Trust.

Communications with Directors

The Board of Directors has established a process for stockholders to communicate with members of the Board. If a stockholder has any concern, question or complaint regarding any accounting, auditing or internal controls matters, as well as any issues arising under Westell’s Code of Business Conduct or other matters that he or she wishes to communicate to Westell’s Audit Committee or Board of Directors, the stockholder can reach the Westell Board of Directors by mail at Westell Technologies, Inc., Board of Directors, 750 North Commons Drive, Aurora, Illinois, 60504. From time to time, the Board of Directors may change the process that stockholders may communicate to the Board of Directors or its members. Please refer to our website at www.westell.com for any changes in this process.

Executive Officers

The following sets forth certain information with respect to our executive officers.

Name	Age	Position
Richard S. Gilbert	58	Chairman, President and Chief Executive Officer
Brian S. Cooper	54	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Amy T. Forster	44	Senior Vice President and Chief Accounting Officer, Assistant Treasurer and Assistant Secretary
Brian G. Powers	57	Senior Vice President
Timothy J. Reedy	49	Senior Vice President
Christopher J. Shaver	47	Senior Vice President

Richard S. Gilbert – Richard S. Gilbert is the Chairman of the Board in addition to his role as President and Chief Executive Officer. His biographical information is included under Proposal No.1: Election of Directors.

Brian S. Cooper – Brian S. Cooper has served as Senior Vice President and Chief Financial Officer of Westell since April 2009. In May 2009, Mr. Cooper was appointed as Treasurer and Secretary of the Company. Prior to joining the Company, Mr. Cooper served since 2007 as Chief Financial Officer and Treasurer of Fellowes, Inc., a privately-held global manufacturer and marketer of office products and solutions. From 2001 to 2007, Mr. Cooper was the Senior Vice President and Treasurer of United Stationers Inc., a national wholesale distributor of business products. He previously held senior financial positions with Burns International Services Corporation, a provider of investigative services, security guard staff, and other related services and Amoco Corporation, a global oil and chemical company.

Amy T. Forster – Amy T. Forster was named Senior Vice President and Chief Accounting Officer of Westell in April 2009 when Brian S. Cooper joined the Company as Chief Financial Officer. Ms. Forster served as Chief Financial Officer and Treasurer from July 2007 to April 2009 and May 2009, respectively. She served as Secretary from October 2007 to May 2009. Ms. Forster initially joined Westell in 1994 as Controller and also served as Executive Director of Finance. Ms. Forster had a brief departure from the Company from December 2006 to June 2007, when she served as the Managing Director of Finance and Controller of Claymore Securities, Inc., a privately held financial services firm. Ms. Forster served as Controller for Syntronic Instruments, Inc. from 1992 to 1994. After earning her CPA certificate, Ms. Forster began her career as an auditor with Arthur Andersen LLP from 1989 to 1992.

Brian G. Powers – Brian G. Powers has served as Senior Vice President, General Manager of the Outside Plant Systems (“OSPlant Systems”) Division of the Company since April 2009. Mr. Powers joined Westell in 1990 as Marketing Director. Since then he has held various leadership roles, including Vice President of Business Development and Vice President, General Manager of Sales. Prior to joining Westell, Mr. Powers was CPE Business Unit Director for Rockwell International Corporation. He has also held several other technical consulting and sales positions for firms in the telecommunications industry.

Timothy J. Reedy – Timothy J. Reedy has served as Senior Vice President and as President and Chief Executive Officer of Conference Plus, Inc., a subsidiary of the Company, since October 2002. Prior to joining the Company, Mr. Reedy was Vice President, Finance and Marketing with MCI/WorldCom Conferencing. From 1993 to 1995, Mr. Reedy also served as Vice President, Finance and Marketing at Darome Teleconferencing. From 1984 to 1993, Mr. Reedy held several management positions with the former Ameritech Mobile Communications, Inc.

Christopher J. Shaver – Before being named Senior Vice President of Business Development and General Manager of Westell’s Customer Networking Systems (“CNS”) business unit in March of 2011, Mr. Shaver served as Senior Vice President, General Manager of CNS from April 2009 to March 2011 and Senior Vice President of Engineering and Chief Technology Officer of Westell, Inc. from April 2007 to April 2009. Mr. Shaver joined Westell in January 2005 as Vice President of Engineering. Prior to Westell, Mr. Shaver was Vice President of Engineering at Copper Mountain Networks, a company that developed digital subscriber line communications products that enable high-speed broadband connectivity over existing copper phone lines, from 2002 to 2005. Before Copper Mountain, he was co-founder and Vice President of Engineering at Oresis Communications, and in the 1990’s, Mr. Shaver had various engineering roles at ADC Kentrox.

Code of Business Conduct

The Company has adopted a Code of Business Conduct within the meaning of Item 406(b) of Regulation S-K. This Code of Business Conduct applies to our all of our directors and officers (including the principal executive officer, the principal financial officer and any person performing similar functions) and employees. A copy of this Code of Business Conduct is available on the Company’s website and the Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting on its website (www.westell.com) within four business days after their respective dates any amendments to, or waivers from, its Code of Business Conduct applicable to its principal executive officer, principal financial officer and any person performing similar functions. Copies of the Code of Business Conduct will be provided free of charge upon written request directed to the Secretary of the Company at the address of the principal executive offices.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

Directors and Executive Officers

The following table sets forth the beneficial ownership (and the percentages of outstanding shares represented by such beneficial ownership) as of June 30, 2011, of (i) each director, (ii) our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers during fiscal year 2011 (the “named executive officers” or “NEOs”) and (iii) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Persons, who have the power to vote or dispose of common stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of such common stock.

Name	Number of Class A Shares(1)(2)		Number of Class B Shares(2)		Percent of Class A Common Stock(3)	Percent of Class B Common Stock(3)	Percent of Total Voting Power(3)
Non-Employee Directors
Kirk R. Brannock	30,000		—		*	—	*
Robert W. Foskett	40,000		13,937,150	(4)(5)	*	100.0%	50.3%
James M. Froisland	40,000		—		*	—	*
Dennis O. Harris	40,000		—		*	—	*
Martin D. Hernandez	40,000		—		*	—	*
Eileen A. Kamerick	131,000		—		*	—	*
Robert C. Penny III	81,000		12,951,511	(5)	*	92.9%	46.8%

Named Executive Officers
Richard S. Gilbert	962,317	(6)	—		1.7%	—	*
Brian S. Cooper	456,722	(7)	—		*	—	*
Brian G. Powers	215,119		—		*	—	*
Timothy J. Reedy	252,296		—		*	—	*
Christopher J. Shaver	420,623		—		*	—	*
All Directors and Executive Officers as a group (13 Persons)	2,880,095		13,937,150		5.2%	100.0%	52.5%

*	Less than 1%.
(1)	Includes options to purchase shares that are exercisable within 60 days of June 30, 2011 as follows: Ms. Kamerick: 91,000 shares, Mr. Penny: 41,000 shares; Mr. Gilbert: 113,500, Mr. Cooper: 62,500 shares; Mr. Powers: 42,800 shares; Mr. Reedy: 50,000 shares, Mr. Shaver: 226,800 shares; and all directors and executive officers as a group: 765,600 shares.
(2)	Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share. Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis.
(3)	Percentage of beneficial ownership and voting power is based on 55,067,950 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock outstanding as of June 30, 2011.
(4)	Includes 985,639 shares held in trust for the benefit of Mr. Penny’s children for which Mr. Foskett is trustee and has sole voting and dispositive power. Mr. Foskett disclaims beneficial ownership of these shares.
(5)	Includes 12,951,511 shares of Class B Common Stock held in the Voting Trust Agreement dated February 23, 1994, as amended (the “Voting Trust”), among Robert C. Penny III and Melvin J. Simon, and certain members of the Penny family and the Simon family. On February 11, 2011, Mr. Foskett replaced Melvin J. Simon as co-trustee of the Voting Trust. Mr. Penny continues to serve as the other co-trustee of the Voting Trust. The Trustees have joint voting and dispositive power over all shares in the Voting Trust. Messrs. Penny and Foskett each disclaim beneficial ownership with respect to all shares held in the Voting Trust in which they do not have a pecuniary interest. The Voting Trust contains 3,812,829 shares held for the benefit of Mr. Penny and 482,626 shares held for the benefit of Mr. Foskett. The address for Messrs. Penny and Foskett is c/o Melvin J. Simon & Associates, Ltd., 6070 S. Route #53, Suite B, Lisle, Illinois, 60532.
(6)	179,817 shares are held by Richard S. and Belinda B. Gilbert as co-trustees of the Gilbert Revocable Trust.
(7)	65,000 shares are held jointly with Mr. Cooper’s spouse.

Certain Stockholders

The following table sets forth certain information with respect to each person known by us to be the beneficial owner of five percent or more of either class of the Company’s outstanding common stock, other than Messrs. Penny and Foskett whose information is set forth above. The content of this table is based upon the most current information contained in Schedule 13G filed with the SEC.

Name and Address of Beneficial Owner(1)	Number of Class A Shares(2)	Number of Class B Shares(2)	Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Total Voting Power(3)
Heartland Advisors, Inc. 789 N. Water Street Suite 500 Milwaukee, WI 53202	4,800,000	—	8.7%	—	4.3%

Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	3,867,804	—	7.0%	—	3.5%

Rutabaga Capital Management LLC 64 Broad Street Boston, MA 02109	3,436,569	—	6.2%	—	3.1%

(1)	In its capacity as an investment manager, the beneficial owner may be deemed to beneficially own the shares of Class A Common Stock listed in the table. The shares listed in the table are held by the beneficial owner for its own account or for the account of its clients.
(2)	Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share. Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis.
(3)	Percentage of beneficial ownership and voting power is based on 55,067,950 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock outstanding as of June 30, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis discusses the underlying principles, policies and practices of the Company with respect to the compensation of its NEOs. The discussion in this section explains how and why we have arrived at the material compensation decisions for our NEOs. It also provides context for understanding the detailed information provided in the compensation tables and narrative information contained in this Proxy Statement.

The following table sets forth our NEOs as of March 31, 2011.

Name	Position
Richard S. Gilbert	Chairman, President and Chief Executive Officer
Brian S. Cooper	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Brian G. Powers	Senior Vice President
Timothy J. Reedy	Senior Vice President
Christopher J. Shaver	Senior Vice President

Executive Summary

The Company’s compensation program is intended to enhance the overall performance of the Company and increase shareholder value. NEO compensation is primarily in the form of base salary, annual cash bonus and long-term equity incentives. The Company targets NEO salaries between the 50th and 75th percentile of its peer group. Cash incentive awards are awarded based on the achievement of overall financial performance of the Company or business unit for the fiscal year. Long-term incentives are equity-based and consist of restricted stock awards, restricted stock units and stock options.

Consistent with the recommendation of the CEO, the C&CG Committee determined to maintain the freeze of annual salaries and annual cash bonus targets for senior officers, and limit equity awards to executives and new hires during fiscal year 2011.

Despite a challenging economy, the Company improved profitability from operating income of $9.8 million in fiscal year 2010 to operating income of $14.7 million in fiscal year 2011. The operating income increase of $4.9 million was achieved through increased gross profit margin and reduced operating expenses.

Annual Compensation Process

The Compensation Committee is responsible for making compensation decisions for the NEOs and other senior officers of the Company and for guiding broader compensation policy of the Company. The Committee solicits input from the CEO regarding each NEO and other senior officers regarding individual performance. The Committee generally determines compensation arrangements for any given fiscal year early in that fiscal year or during the fourth fiscal quarter for the preceding fiscal year.

Compensation Consultant

During the second half of fiscal 2010, the C&CG Committee engaged The Delves Group, an independent, Chicago-based compensation consulting firm, as its Independent Compensation Consultant (“ICC”) to assist the Committee in establishing the Company’s compensation goals and objectives for fiscal year 2011. The ICC provides no services to the Company other than services it provides to the C&CG Committee. At the Committee’s request, the Delves Group provided relevant peer group and survey data on the compensation practices of other companies, and it advised the Committee on industry trends in executive compensation. An analysis of the compensation arrangements of nine of our senior officers (including each of the NEOs) was also conducted by The Delves Group, which included a comparison of our executive compensation against a peer group of publicly traded companies.

Peer Group

The peer group is a selection of publicly traded companies that are comparable to us in general terms which include broad industry sectors and size. The Committee, with assistance from management and the ICC, is responsible for selecting the companies that are included within the peer group. For fiscal 2011, the peer group that was selected consisted of the following 18 companies with revenues ranging from approximately $55 million to $656 million and median revenues of $112 million. The Company’s revenue for fiscal year 2011 was $190.2 million, which is above the peer group median. The peer group companies are:

• Airvana, Inc.	• Communications Systems Inc.	• LeCroy Corporation
• Axesstel, Inc.	• Comtech Telecommunications Corp.	• PCTEL, Inc.
• Bel Fuse, Inc.	• EF Johnson Communications, Inc.	• Sonus Network, Inc.
• Berliner Communications, Inc.	• Extreme Networks, Inc.	• TEKELEC
• Ciena Corporation	• Keithly Instruments, Inc.	• VASCO Data Security, Inc.
• Cobra Electronics Corp.	• KVH Industries, Inc.	• Zhone Technologies, Inc.

The compensation data derived from this peer group consisted of annual and long-term compensation amounts representing annual averages over a three-year period. During fiscal year 2010, the ICC provided a competitive analysis of compensation expressed in dollars and percentile standings against the peer group. It also provided comparable information from two industry benchmark surveys. The ICC provided the C&CG Committee with the following observations regarding our executive compensation programs:

•	Base salaries generally were slightly above competitive median market levels.

•	Annual incentives (cash bonuses) generally were slightly above competitive median market levels.

•	Long-term incentives (equity awards) generally were below competitive median market levels.

•	Total direct compensation (total cash compensation plus long term incentives) generally was below competitive median market levels.

The Compensation Committee expects the ICC to update the competitive analysis of executive compensation programs from time to time as the Compensation Committee deems appropriate. The observations from the analysis noted above formed the basis for the executive compensation plan that is being utilized for fiscal year 2012.

Compensation Philosophy

The Compensation Committee’s philosophy and objectives in setting compensation are to motivate and reward performance appropriately. The Compensation Committee attempts to align employee interests with those of our stockholders, attract superior performers, and retain our best performers over time. The Compensation Committee also attempts to align incentives to produce long-term, sustainable profitability and growth. It is the Compensation Committee’s practice to review all components of senior officer compensation annually to ensure the amount and structure for each is consistent with our compensation philosophies.

The following items outline our principles for determining compensation and related policies:

•

Base salary and annual cash bonus programs tend to drive shorter-term focus and are critical for the competitiveness of compensation packages. The balance between them should reflect intended risk-sharing between employees and the Company.

•	Employees’ share of risk generally should increase as compensation increases. In broad terms, as total compensation increases, the cash bonus should be an increasing component of cash compensation.

•	Equity compensation is a key tool to align management interests with long-term stockholder interests and sustainable results.

•

It is important to differentiate salary treatment by performance; however this may be a challenge when salary budgets are tight. This situation may result in a significant portion of the employee population receiving no increases while a small portion receives meaningful increases. It also is important to look at the level of pay versus performance, rather than primarily at the rates of change.

•

Percentile targets compared to appropriate peers should vary with the criticality of the position. We aim for total compensation toward the 75th percentile for critical roles and core competencies, and around or slightly above the 50th percentile for certain other roles.

•

The “level of difficulty” for earning performance based-awards is at least as critical as the dollar targets and ranges. In general, entry thresholds for performance-based awards should provide minor rewards for “standard” or momentum performance, target levels should involve stretch related to corporate performance, and maximum levels should provide proportionately greater reward.

•	Incentive awards should reward a blend of performance metrics, spanning growth, profitability, longer-term value creation and capital efficiency.

•	Equity grants are primarily beneficial in rewarding and motivating long-term performance but may be an appropriate component to reward exceptional short-term performance.

•	Because our equity awards typically contain service-based vesting conditions, equity compensation also serves as a retention tool.

Principle Elements of Compensation

The principle elements of NEO compensation consist of base salary, annual bonus and long-term equity awards. The Company also provides certain other benefits and perquisites, such as health, disability and term life insurance.

Base Salary

Base salary is the fixed element of the NEO annual cash compensation. The value of base salary recognizes the executive’s historical performance, his current scope of responsibilities, his capabilities and the market value of those capabilities.

No base salary increases in fiscal year 2011 were approved for senior officers including the NEOs. Selected non-senior officer employees that were considered top performers received salary increases collectively amounting to approximately 2% of non-senior officer salaries. In evaluating salary plans, management considered the likelihood of continuing challenges for the economy generally, the Company’s desire to retain good performers in the face of mildly improving labor market opportunities, and the need to contain costs as the Company’s business adapts to recent strategic changes, notably the sale of substantially all of the assets of its CNS business. For fiscal year 2012, management therefore recommended to the C&CG Committee, and the C&CG Committee determined, that no base salary increases would be provided to senior officers and non-executives would receive collectively an average increase of 3%.

Messrs. Gilbert and Cooper each have employment agreements with the Company. Under the terms of those agreements, their base salary may not be reduced without the executive’s consent.

Annual Cash Bonus

The annual cash bonus plan is a performance-based plan that provides for cash-based awards tied to the achievement of our overall annual financial objectives. The financial objectives for fiscal year 2011 were based on revenue, gross margin and operating income targets which are discussed below. The Compensation Committee views the annual bonus as our principal tool in structuring cash-based incentives to help realize our annual financial objectives. The financial performance objectives are evaluated in the context of Company budgets for the fiscal year and are also approved by the Board of Directors. As a result, annual cash bonus awards tend to focus on our near-term financial objectives.

Each NEO has a target bonus amount recommended by management and approved by the Compensation Committee during the fourth quarter of the fiscal year for effect during the following fiscal year. The bonus established each year for an NEO is structured to be earned and paid based on the achievement of selected financial objectives. The actual amount paid can range from 0% of an NEO’s target bonus, which occurs when threshold levels are not met, to a maximum of 150% of the target bonus when actual results exceed the financial objectives by a prescribed amount, with the amount of increase or decrease from the target bonus based on a scale determined by the Compensation Committee.

The fiscal year 2011 annual incentive targets for each of the NEOs are set forth in the following table:

Name	Target Award ($)	Percent of Base Salary
Richard S. Gilbert	250,000	50%
Brian S. Cooper	135,000	50%
Brian G. Powers	112,500	48%
Timothy J. Reedy	127,500	45%
Christopher J. Shaver	112,500	49%

In fiscal year 2011, our corporate focus was to grow revenue while maintaining profit, therefore our bonus plan was structured to align our executives with those goals. For fiscal year 2011, an NEO’s bonus was based on the achievement of targeted consolidated revenue, gross profit and operating income, which were weighted 40%, 20% and 40%, respectively. The targeted payout level was earned if our actual performance equaled the target. No payout could be earned if the actual results failed to meet the minimum threshold of 80% of the target. A maximum payout would be earned if the Company’s actual results exceeded the target by 120%. Achievement of the operating income target is measured after accrual for any bonuses earned. Our non-NEO bonus plans were based on the same principles as our NEO plan but in many cases, as appropriate, included financial objectives at business unit levels.

The table below demonstrates the payout percentages of target bonuses for attainment of targeted revenue, gross profit and operating income, as well as the threshold and maximum payouts:

Financial Target	Below Threshold	Threshold	Target	Maximum
Revenue	0%	20%	40%	60%
Gross profit	0%	0%	20%	30%
Operating income	0%	0%	40%	60%

Upon completion of the fiscal year, the Compensation Committee reviews and approves the calculation of attainment of the identified financial targets based on audited financial results. The Compensation Committee has full discretion to make adjustments to final payouts. This might occur if, in the judgment of the Compensation Committee, the goals were insufficiently challenging or if certain long-term goals were sacrificed to achieve the short-term bonus goals. No adjustments to the calculated attainment were made in fiscal year 2011.

The financial target was $170.3 million for revenue, $54.1 million for gross profit and $6.3 million for operating income. The Company’s actual results exceeded our targets for all three metrics. Actual revenue performance was 112% of targeted revenue, actual gross profit was 115% of target and actual operating income was 234% of target. The table below is the attainment calculation of the fiscal year 2011 annual cash bonus awarded to NEOs:

Financial Target	Payout %
Revenue	51.6%
Gross profit	27.6%
Operating income	60.0%

Total	139.2%

The actual fiscal year 2011 cash payout for each NEO based on the table above is shown in the Summary Compensation Table further below.

Long-term Equity Awards

The Company provides long-term incentives through the grant of restricted stock awards, restricted stock units and stock options. The Compensation Committee believes such instruments align management and employee interests with those of stockholders. Because these instruments vest over multiple years, the Compensation Committee regards equity compensation as having long-term incentive and retention value.

The ICC observed that historically we have provided long-term compensation that generally is below the competitive median market levels. The C&CG Committee decided that these competitive factors and the longer term strategy of the Company merited issuance of a combination of time-vesting and performance-based long-term awards to executives in fiscal year 2011. The number of awards was based upon competitive data from peer group companies, reflecting the median dollar value of shares awarded at peer group companies, as well as typical percentages of shares outstanding awarded to top executives of peer group companies and other similarly sized companies in the technology sector. In April 2010, executives were issued restricted stock units (“RSUs”) with time-based vesting conditions, which ultimately convert into shares of Class A Common Stock. Of these units, 25% vested on April 1, 2011, and the remaining shares vest 25% annually each April 1 thereafter. In addition, executives received performance-based RSUs which converted to shares of restricted Class A Common Stock based upon fiscal year 2011 achievement against a return on assets (“ROA”) metric of 10.7%. An ROA metric was selected because it is a longer-term measure than the bonus metrics and is intended to motivate management’s focus to include the balance sheet and cash flow.

The ROA metric is calculated as net income for fiscal year 2011 divided by the average of total assets, excluding cash and short-term investments, over the 12 months of the fiscal year. The conversion rate of the performance-based RSUs to restricted stock could have ranged from 0% for below threshold performance to 140% of the target award amounts based on actual fiscal year 2011 performance versus the target. The actual conversion rate was 140%. On May 18, 2011, the first 25% of the performance awards vested and the remaining amount is scheduled to vest 25% annually on each subsequent April 1.

The table below demonstrates the conversion percentages of target awards for attainment of ROA:

Financial Target	Below Threshold of 5.0%	Threshold of 5.0%	Target of 10.7%	Maximum of 13.0%
ROA	0%	0%	100%	140%

The table below summarizes the award levels granted to each of the NEOs in April 2010:

Name	Time Vesting RSUs	Performance- based RSUs target(1)	Performance- based RSUs actual conversion to RSAs(1)
Richard S. Gilbert	205,000	205,000	287,000
Brian S. Cooper	105,000	105,000	147,000
Brian G. Powers	60,000	60,000	84,000
Timothy J. Reedy	60,000	60,000	84,000
Christopher J. Shaver	70,000	70,000	98,000

(1)	On May 18, 2011, the performance-based RSUs converted to RSAs at a rate of 140% based on the fiscal year 2011 achievement against the ROA metric.

In April 2011, the C&CG Committee granted a one-time restricted stock unit award to Messrs. Gilbert and Cooper in recognition of outstanding performance. Mr. Gilbert was awarded 300,000 units and Mr. Cooper was awarded 100,000 units. The number of awards was based upon competitive grant practices from peer group companies, reflecting the median to 75th percentile dollar value of shares awarded on an annual basis, as well as typical percentages of shares outstanding awarded to top executives of peer group companies and other similarly sized companies in the technology sector. These awards convert into shares of Class A Common Stock on a one-for-one basis upon vesting and vest in equal annual installments over four years.

Perquisites

The Company generally does not provide perquisites with the exception of reimbursed CEO and CFO life insurance and financial planning. The Company may also reimburse relocation costs for newly retained and relocated executive officers.

Other Benefits

The Company provides for a general benefits program for all employees, including the NEOs, which includes health insurance (medical, dental, vision), a 401(k) plan, disability insurance and term life insurance.

Executive Stock Ownership Guidelines

The Company has not implemented specific executive stock ownership guidelines but may consider implementing guidelines in the future.

Employment Agreements

On January 18, 2011, the Company entered into new employment agreements with Mr. Gilbert and Mr. Cooper. The new employment agreements replaced the employment agreements previously entered into between the Company and Messrs. Gilbert and Cooper on January 16, 2009, and April 14, 2009, respectively.

At the request of the C&CG Committee, during fiscal year 2011, the ICC prepared an analysis of employment agreements and payments upon separation and/or change-in-control offered to the Company’s CEO and CFO compared to the Company’s peer group. The peer group for this analysis included the peer group companies listed above, with one new company and excluded three companies that were no longer publically traded or comparable to the Company. This analysis was used by the Committee in establishing the new employment agreements with Messrs Gilbert and Cooper.

The following are the most significant differences as compared to the former employment agreements:

•	The new employment agreements are each for a two year term and automatically renew, unless and until employment is terminated in accordance with such agreements.

•

Each executive shall be eligible to participate in the Company’s bonus plan(s) with an anticipated target bonus equal to 50% of base salary and a maximum bonus equal to 200% of the target bonus; exact terms are subject to determination by the Company’s Board of Directors or Compensation Committee.

•	If the executive is terminated by the Company without cause or if the executive resigns with good reason, the individual shall receive:

•	any earned but unpaid base salary and bonus amounts, as well as expense reimbursements;

•

a prorated bonus based upon the actual bonus that would have been earned for the year in which termination occurred multiplied by the percentage of the fiscal year completed before the date of termination;

•

a lump-sum payment equal to two times (one times in the case of Mr. Cooper) the sum of (i) the executive’s base salary immediately prior to termination and (ii) the executive’s target bonus for the year in which termination occurred; and

•

the continuation of the executive’s medical, dental and vision benefits to the extent permissible under the terms of such plans or at law, at the out-of-pocket cost for comparable employees, for a period of two years (one year in the case of Mr. Cooper) or until such earlier time as the executive becomes eligible for such benefits under a plan of a new employer.

•	In addition, unvested outstanding equity-awards as of the date of termination will become immediately vested and/or payable, unless such awards are based upon the satisfaction of performance criteria.

•	If the executive resigns without good reason, such individual will be entitled to any accrued and unpaid base salary and benefits through the date of termination.

•

All stock options, restricted stock and other equity-based incentive awards granted by the Company that are outstanding but not vested as of the date of a change of control, will become immediately vested and/or payable on such date unless the equity incentive awards are based upon satisfaction of performance criteria, in which case, they will only vest pursuant to their express terms. Further, if within one year following a change of control, executive’s employment is terminated by the Company for any reason other than cause or for good reason, the executive’s stock options shall be exercisable for the lesser of the remaining option term or one year after the date of such termination.

•

If the executive is terminated by the Company without cause or resigns with good reason within one year following a change of control, the executive is not subject to the non-competition and non-solicitation provisions of the new employment agreement.

•

In the event that the executive becomes entitled to receive any payments or benefit under the new employment agreement or under any other plan, arrangement or agreement with the Company that will be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code, as amended (the “Code”), a cap may apply to prevent any portion of the total payments from being an excise parachute payment under Section 280G of the Code.

For further details regarding these employment agreements, please see the section below entitled “Potential Payments Upon Termination or Change In Control”.

Tax Deductibility Limit

Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1.0 million paid during a year to any of the executive officers named in the Summary Compensation Table (other than the Chief Financial Officer) for that year is not deductible. We believe that all of our compensation for fiscal year 2011 was tax-deductible.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code. We also consider how various elements of compensation will impact our financial results. For example, we consider the impact of ASC 718, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Corporate Governance Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Corporate Governance Committee recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement.

Dennis O. Harris (Chair)

Kirk R. Brannock

Robert W. Foskett(1)

Robert C. Penny III(1)

(1)	Served on Committee through 6/28/11.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of our NEOs for each of the last three fiscal years. For additional information regarding NEO compensation, please see the section above entitled Compensation Discussion and Analysis.

Name & Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Richard S. Gilbert Chairman, President and CEO	2011 2010 2009	500,000 500,000 51,923	(5)	— 250,000 —	(3)	701,100 — —	— — 80,150	348,000 84,500 —		11,600 12,250 196,494	(2) (4) (6)	1,560,700 846,750 328,567

Brian S. Cooper SVP, CFO, Treasurer and Secretary	2011 2010 2009	270,000 256,555 —	(7)	— — —		359,100 — —	— 49,975 —	187,920 171,635 —	(8)	— — —		817,020 478,165 —

Brian G. Powers Senior Vice President	2011 2010 2009	234,000 234,000 234,900		— — —		205,200 — —	— — 25,215	156,600 150,525 75,000		— — 9,200	(9)	595,800 384,525 344,315

Timothy J. Reedy Senior Vice President	2011 2010 2009	286,200 286,200 286,200		— — —		205,200 — —	— — —	177,480 170,595 26,350		— — 9,200	(9)	668,880 456,795 321,750

Christopher J. Shaver Senior Vice President	2011 2010 2009	230,000 230,000 230,885		— — —		239,400 — —	— — 25,215	156,600 150,525 90,000		— — 9,200	(9)	626,000 380,525 355,300

(1)	Represents the fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculation of these values may be found in Note 8 to our audited financial statements of the Company’s 2011 Annual Report which accompanies this Proxy Statement. For awards containing a performance-based vesting condition, the value reported in the table above reflects the probable outcome of the performance condition, which is the maximum.
(2)	For fiscal year 2011, other compensation includes amounts for life insurance ($7,100) and financial planning ($4,500).
(3)	For the fiscal year ended March 31, 2010, Mr. Gilbert was guaranteed a minimum bonus of $250,000 pursuant to the terms of his employment agreement.
(4)	For fiscal year 2010, other compensation includes amounts for life insurance ($7,100) and financial planning ($5,150).
(5)	Represents Mr. Gilbert’s salary from February 23, 2009, his hire date, through March 31, 2009.
(6)	For fiscal year 2009, other compensation includes amounts for relocation ($180,000), temporary housing ($9,060) and financial planning ($7,434).
(7)	Represents Mr. Cooper’s salary from April 20, 2009, his hire date, through March 31, 2010.
(8)	Pro-rated from April 20, 2009 through March 31, 2010.
(9)	Represents Company 401(k) matching contributions.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth specific information with respect to each grant of an award made under any Company plan to an NEO during fiscal year 2011.

		Estimated Future Payments under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard S. Gilbert	— 4/13/2010 4/13/2010	57,500 — —	250,000 — —	375,500 — —	— 0 —	— 205,000 —	— 287,000 —	— — 205,000	— 408,975 292,125
Brian S. Cooper	— 4/13/2010 4/13/2010	31,050 — —	135,000 — —	202,500 — —	— 0 —	— 105,000 —	— 147,000 —	— — 105,000	— 209,475 149,625
Brian G. Powers	— 4/13/2010 4/13/2010	25,875 — —	112,500 — —	168,750 — —	— 0 —	— 60,000 —	— 84,000 —	— — 60,000	— 119,700 85,500
Timothy J. Reedy	— 4/13/2010 4/13/2010	29,325 — —	127,500 — —	191,250 — —	— 0 —	— 60,000 —	— 84,000 —	— — 60,000	— 119,700 85,500
Christopher J Shaver	— 4/13/2010 4/13/2010	25,875 — —	112,500 — —	168,750 — —	— 0 —	— 70,000 —	— 98,000 —	— — 70,000	— 139,650 99,750

(1)	The columns reflect amounts payable under the Westell Incentive Compensation Plan for meeting specified threshold, target and maximum levels of performance, respectively.
(2)	Represents performance-based restricted stock unit awards issued pursuant to the 2004 Stock Incentive Plan. The performance-based RSUs convert to shares of restricted Class A Common Stock based upon fiscal year 2011 achievement against a ROA metric. The actual conversion rate was at the maximum level. On May 18, 2011, the first 25% of the performance awards vested and the remaining amount is scheduled to vest 25% annually on each subsequent April 1. See “Compensation Discussion and Analysis—Principal Elements of Compensation—Long-Term Equity Awards” for more information.
(3)	Represent restricted stock unit awards issued pursuant to the 2004 Stock Incentive Plan.
(4)	Represents the fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculation of these values may be found in Note 8 to our audited financial statements of the Company’s 2011 Annual Report which accompanies this Proxy Statement. For awards containing a performance-based vesting condition, the value reported in the table above reflects the probable outcome of the performance condition, which is the maximum.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table below includes certain information with respect to stock options and restricted stock previously awarded to the NEOs that were outstanding as of March 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Richard S. Gilbert	141,500	250,000	(4)	0.295	2/23/2016	205,000	717,500	287,000	1,004,500
Brian S. Cooper	—	187,500	(5)	0.360	4/20/2016	105,000	367,500	147,000	514,500
Brian G. Powers	12,000 21,600 10,350 8,000 8,000 16,000 4,280	18,000 14,400 — — — — —	(6) (7)	1.665 2.780 1.570 3.000 1.570 1.135 2.185	5/13/2015 7/12/2014 4/01/2012 4/01/2012 4/01/2012 9/19/2011 5/30/2011	60,000	210,000	84,000	294,000
Timothy J. Reedy	50,000 60,000	— —		6.705 1.315	1/03/2012 10/25/2012	60,000	210,000	84,000	294,000
Christopher J. Shaver	12,000 21,600 90,000 60,000	18,000 14,400 60,000 —	(6) (7) (8)	1.665 2.780 2.360 7.265	5/13/2015 7/12/2014 4/09/2017 1/24/2012	70,000	245,000	98,000	343,000

(1)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on April 1, 2011.
(2)	The market value is calculated by multiplying the number of shares that have not vested by $3.50, the closing price of the Class A Common Stock as of March 31, 2011.
(3)	Consists of performance-based restricted stock unit awards granted in fiscal 2011 pursuant to the 2004 Stock Incentive Plan. The performance-based RSUs convert to shares of restricted Class A Common Stock based upon fiscal year 2011 achievement against a ROA metric. The number of performance-based RSUs listed above is equal to the maximum number of performance-based RSUs that can be earned. Fiscal 2011 performance related to the award was at the maximum level. On May 18, 2011, the first 25% of the performance awards vested and the remaining amount is scheduled to vest 25% annually on each subsequent April 1. See “Compensation Discussion and Analysis—Principal Elements of Compensation—Long-Term Equity Awards” for more information.
(4)	The incentive stock option award vests in equal annual installments of 25% per year commencing on February 23, 2010.
(5)	The incentive stock option award vests in equal annual installments of 25% per year commencing on April 20, 2010.
(6)	The non-qualified stock option award vests in equal annual installments of 20% per year commencing on May 13, 2009.
(7)	The non-qualified stock option award vests in equal annual installments of 20% per year commencing on July 12, 2008.
(8)	The non-qualified stock option award vests in equal annual installments of 20% per year commencing on April 9, 2008.

OPTION EXERCISES AND STOCK VESTED

The table below includes certain information with respect to the exercise of stock options and the vesting of restricted stock units for the NEOs during fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard S. Gilbert	93,500	127,415(1)	—	—
Brian S. Cooper	62,500	65,625(1)	—	—
Brian G. Powers	—	—	—	—
Timothy J. Reedy(2)	—	—	—	—
Christopher J. Shaver	—	—	—	—

(1)	The amount reflects the number of shares exercised multiplied by the difference between the exercise price of the stock option and the average of the high and low stock prices on the exercise date.
(2)	During fiscal year 2011, the Company initiated a cash tender offer for certain employee stock options of the Company’s subsidiary Conference Plus, Inc. Pursuant to the tender offer, Mr. Reedy tendered for purchase 400,000 fully vested options to purchase Conference Plus, Inc. shares in exchange for $5,480.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables summarize the estimated value of potential payments to each of our named executives under existing contracts, agreements, plans or arrangements assuming the triggering event or events indicated occurred on March 31, 2011.

Richard S. Gilbert

Chairman, President and Chief Executive Officer

The following table shows the potential payments pursuant to Mr. Gilbert’s employment agreement assuming a March 31, 2011 triggering event:

	Termination without Cause or for Good Reason following a change in control ($)	Change in Control without Termination ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	1,848,000	—	1,848,000	1,848,000
Health Benefits	18,200	—	18,200	18,200
Stock Option Vesting Acceleration (1)	801,250	801,250	801,250	801,250
Stock Award Vesting Acceleration (2)	1,722,000	1,722,000	1,722,000	1,722,000

Total	4,389,450	2,523,250	4,389,450	4,389,450

(1)	The value of stock options are calculated by multiplying the number of shares that have not vested by the difference between $3.50, the closing price of WSTL common stock as of March 31, 2011, less the strike price of the option.
(2)	The market value is calculated by multiplying the number of shares that have not vested by $3.50, the closing price of WSTL common stock as of March 31, 2011.

Under the terms of Mr. Gilbert’s employment agreement, if the Company terminates Mr. Gilbert’s employment without cause or if Mr. Gilbert resigns for good reason, he will be entitled to receive as severance two years base salary, two times his target bonus, continued health benefits at employee rates for two years, and a pro rata portion of his bonus based upon the actual bonus that would have been earned, as applicable, for the fiscal year in which the termination occurs. In addition, unvested outstanding equity-awards as of the date of termination will become immediately vested, unless such awards are based upon the satisfaction of performance criteria, in which case they will only vest pursuant to their express terms.

All stock options, restricted stock and other equity-based incentive awards granted by the Company that are outstanding but not vested as of the date o f a change of control, will become immediately vested and/or payable on such date unless the equity incentive awards are based upon satisfaction of performance criteria, in which case, they will only vest pursuant to their express terms. Further, if within one year following a change of control, Mr. Gilbert’s employment is terminated by the Company for any reason other than cause or for good reason, the executive’s stock options shall be exercisable for the lesser of the remaining option term or one year after the date of such termination.

Mr. Gilbert is subject to a non-competition covenant for one year following termination as a condition of receiving severance, unless he is terminated by the Company without cause or resigns with good reason within one year following a change of control. Mr. Gilbert’s estate is the beneficiary of a $1.0 million life insurance policy paid for by the Company.

Brian S. Cooper

Senior Vice President, Chief Financial Officer, Treasurer and Secretary

The following table shows the potential payments pursuant to Mr. Cooper’s employment agreement assuming a March 31, 2011 triggering event:

	Termination without Cause or for Good Reason following a change in control ($)	Change in Control without Termination ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	592,920	—	592,920	592,920
Health Benefits	11,900	—	11,900	11,900
Stock Option Vesting Acceleration (1)	588,750	588,750	588,750	588,750
Stock Award Vesting Acceleration (2)	882,000	882,000	882,000	882,000

Total	2,075,570	1,470,750	2,075,570	2,075,570

(1)	The value of stock options are calculated by multiplying the number of shares that have not vested by the difference between $3.50, the closing price of WSTL common stock as of March 31, 2011, less the strike price of the option.
(2)	The market value is calculated by multiplying the number of shares that have not vested by $3.50, the closing price of WSTL common stock as of March 31, 2011.

Under the terms of Mr. Cooper’s employment agreement, if the Company terminates Mr. Cooper’s employment without cause or if Mr. Cooper resigns for good reason, he will be entitled to receive as severance one year base salary, one year of his target bonus, continued health benefits at employee rates for one year, and a pro rata portion of his bonus based upon the actual bonus that would have been earned, as applicable, for the fiscal year in which the termination occurs. In addition, unvested outstanding equity-awards as of the date of termination will become immediately vested, unless such awards are based upon the satisfaction of performance criteria, in which case they will only vest pursuant to their express terms.

All stock options, restricted stock and other equity-based incentive awards granted by the Company that are outstanding but not vested as of the date o f a change of control, will become immediately vested and/or payable on such date unless the equity incentive awards are based upon satisfaction of performance criteria, in which case, they will only vest pursuant to their express terms. Further, if within one year following a change of control, Mr. Cooper’s employment is terminated by the Company for any reason other than cause or for good reason, the executive’s stock options shall be exercisable for the lesser of the remaining option term or one year after the date of such termination.

Mr. Cooper is subject to a non-competition covenant for one year following termination as a condition of receiving severance, unless he is terminated by the Company without cause or resigns with good reason within one year following a change of control.

Timothy J. Reedy

Senior Vice President

In the event of a sale of Conference Plus (defined as a 51% change of control), Mr. Reedy will be entitled to receive compensation as of the time of sale based on the greater of 5% of Conference Plus EBITDA for the trailing twelve months or $250,000 with a cap of $1,250,000. Payment is conditional on Mr. Reedy remaining in his capacity as Chief Executive Officer, if desired by the acquirer, for a minimum of six months. The compensation would be paid six months after the change of control or after Mr. Reedy’s involuntary termination, whichever occurs first. Had a sale occurred on March 31, 2011, Mr. Reedy would have been entitled to compensation of $316,000. In addition, in the event of termination without cause or for good reason following a change in control of the Company, unvested stock awards will become immediately vested. The market value of Mr. Reedy’s stock awards that would vest, using the closing price of the Company’s Class A Common Stock as of March 31, 2011, is $504,000.

Brian G. Powers and Christopher J. Shaver

Senior Vice Presidents

Messrs. Powers and Shaver do not have employment agreements with the Company. In the event of termination without cause or for good reason following a change in control of the Company, unvested stock awards held by Messers. Powers and Shaver will become immediately vested. The market value of Mr. Powers’ stock awards that would vest, using the closing price of the Company’s common stock as of March 31, 2011, is $504,000. The market value of Mr. Shaver’s stock awards that would vest, using the closing price of the Company’s common stock as of March 31, 2011, is $588,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In fiscal year 2011, no interlocking relationships existed between our Board of Directors or C&CG Committee and the compensation committee of any other company.

On May 31, 2011, as part of the Company’s authorized share repurchase program, the Company purchased 1,000,000 shares of its Class A Common Stock including 618,664 shares that were converted from the Company’s Class B Common Stock, par value $0.01 per share. The shares were purchased from the Voting Trust, of which Robert C. Penny III and Robert W. Foskett currently serve as co-trustees, as well as from beneficiaries of the Voting Trust and beneficiaries of other trusts associated with the family of Mr. Penny. Mr. Penny and Mr. Foskett had a pecuniary interest in 191,407 and 82,209 shares, respectively, which were part of the transaction. The Company paid a total of $3.4 million or approximately $3.43 per share, which represented the volume-weighted average price of the Company’s Class A Common Stock for the three daily trading sessions on May 23, 24 and 25, 2011, as reported on the NASDAQ Global Select Market.

Effective June 28, 2011, the responsibilities of the C&CG Committee were divided among two newly formed committees. The Compensation Committee is now responsible for compensation related matters and the Corporate Governance and Nominating Committee is responsible for overseeing corporate governance matters. Mr. Penny and Mr. Foskett do not serve as members of the newly formed compensation committee.

DIRECTOR COMPENSATION

On April 1, 2009, the C&CG Committee established compensation levels for directors. The annual retainer for all directors was $40,000. Annual retainers for the chairpersons were approved as follows: Chairman of the Board – $20,000; Chair of the Audit Committee – $10,000; Chair of the C&CG Committee – $7,500. Annual retainers for the members of committees were approved as follows: Member of the Audit Committee – $5,000 and Member of the C&CG Committee – $5,000. There is no separate compensation for meeting attendance. In addition, all directors may be reimbursed for certain expenses incurred in connection with attendance at Board and Committee meetings. Directors who are employees of the Company do not receive additional compensation for service as directors. In addition, non-employee directors are eligible to receive awards under our 2004 Stock Incentive Plan. On April 15, 2009 or a director’s initial appointment date, non-employee directors were each granted 20,000 restricted shares, with 25% vesting on each annual anniversary date of the grant. On April 1 of each subsequent year, another 10,000 restricted shares shall be granted to each non-employee director with 25% vesting on each annual anniversary of their respective grant dates.

Effective May 5, 2010, the C&CG Committee re-established director compensation levels. The compensation levels remain unchanged with the exception of the annual retainer for the Chair of the C&CG Committee, which was increased from $7,500 to $10,000. In addition, no retainer was established for the Chairman of the Board because Rick Gilbert is an employee director and he does not receive additional compensation for services as a director.

Effective June 28, 2011, the Chair and Members of the newly formed Compensation Committee will have an annual retainer of $10,000 and $5,000, respectively. The Chair and Member of the newly formed Corporate Governance and Nominating Committee will not receive additional compensation.

Director Summary Compensation Table

The following table details the total compensation for non-employee directors for fiscal year 2011.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Kirk R. Brannock(4)	6,500	67,400	73,900
Robert W. Foskett(5)	42,651	14,100	56,751
James M. Froisland(6)	45,466	14,100	59,566
Dennis O. Harris(7)	47,661	14,100	61,761
Martin D. Hernandez(8)	45,000	14,100	59,100
Eileen A. Kamerick(9)	50,466	14,100	64,566
Robert C. Penny III(10)	45,000	14,100	59,100
Martin H. Singer(11)	24,761	35,150	59,911

(1)	Richard S. Gilbert, our current Chief Executive Officer, is not included in this table as he was an employee of the Company and received no additional compensation for his service as chairman and director. The compensation received by Mr. Gilbert as our employee is shown in the Summary Compensation Table above.
(2)	Reflects the aggregate grant date fair value as determined under ASC 718. Assumptions used in the calculation of these amounts are included in footnote 8 to the Company’s audited financial statements for fiscal year 2011 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 2, 2011, except the figures do not include a forfeiture rate.
(3)	The equity portion of the annual grant to directors vests annually on the date of grant over a four-year period.
(4)	Mr. Brannock was appointed to the Board effective February 8, 2011. As of March 31, 2011, he had 20,000 shares of unvested restricted stock.
(5)	As of March 31, 2011, Mr. Foskett had 25,000 shares of unvested restricted stock.
(6)	As of March 31, 2011, Mr. Froisland had 25,000 shares of unvested restricted stock.
(7)	As of March 31, 2011, Mr. Harris had 25,000 shares of unvested restricted stock.
(8)	As of March 31, 2011, Mr. Hernandez had 25,000 shares of unvested restricted stock.
(9)	As of March 31, 2011, Ms. Kamerick had 25,000 shares of unvested restricted stock and 95,000 stock options outstanding.
(10)	As of March 31, 2011, Mr. Penny had 25,000 shares of unvested restricted stock and 45,000 stock options outstanding.
(11)	Mr. Singer’s term as a director expired at the 2010 Annual Meeting on September 20, 2010. On July 15, 2010, the C&CG Committee approved the acceleration of vesting on Mr. Singer’s restricted stock effective September 20, 2010. As a result of the acceleration of vesting of the awards, the table above includes an additional $21,050 of incremental fair value related to the modified awards. As of March 31, 2011, Mr. Singer had no shares of unvested restricted stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 31, 2011 with respect to shares of our Class A Common Stock that may be issued under equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance (excluding securities reflected in the first column) (#)
Equity compensation plans approved by security holders	3,716,912	2.48	5,156,030
Equity compensation plans not approved by security holders	—	—	—

Total	3,716,912	2.48	5,156,030

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On June 26, 2008, while Mr. Gilbert was Chief Executive Officer of Kineto and Mr. Hernandez was Chief Financial Officer of Kineto, the Company entered into a Software License Agreement with Kineto for a renewable license to use Kineto’s UMA/GAN client software and for related porting and maintenance support. In connection with the license agreement, the Company paid approximately $300,000 to Kineto, including a license fee of $150,000, a porting fee of $93,600 and a follow-on client service fee of $49,000. Although Kineto is eligible to receive ongoing royalties, no royalties were earned in fiscal years 2010 or 2011. This agreement expired per its original terms on June 26, 2011. As of June 30, 2011, Mr. Hernandez holds vested stock options for approximately 0.3% of Kineto’s outstanding shares on a fully diluted basis.

On May 31, 2011, as part of the Company’s authorized share repurchase program, the Company purchased 1,000,000 shares of its Class A Common Stock including 618,664 shares that were converted from the Company’s Class B Common Stock, par value $0.01 per share. The shares were purchased from the Voting Trust, of which Robert C. Penny III and Robert W. Foskett currently serve as co-trustees, as well as from beneficiaries of the Voting Trust and beneficiaries of other trusts associated with the family of Mr. Penny. Mr. Penny and Mr. Foskett had a pecuniary interest in 191,407 and 82,209 shares, respectively, which were part of the transaction. The Company paid a total of $3.4 million or approximately $3.43 per share, which represented the volume-weighted average price of the Company’s Class A Common Stock for the three daily trading sessions on May 23, 24 and 25, 2011, as reported on the NASDAQ Global Select Market.

The Company does not currently have written policies and procedures with respect to the approval of related-party transactions. Our practice with respect to related-party transactions has been that all transactions between the Company and any related person will be reviewed and approved by Audit Committee. All proposed related-party transactions are generally reported to senior management, who assist in gathering the relevant information about the transaction, and present the information to the Audit Committee. The Audit Committee then determines whether the transaction is a related person transaction and approves, ratifies, or rejects the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of documents in our possession and on written representations from reporting persons, we believe that during fiscal year 2011, all such persons filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934, with the following exception. In October 2010, Melvin J. Simon, a former director and former greater than 10% stockholder of the Company, filed two late Form 4s (each reporting two transactions) to report same-day exercises of stock options and sales of the underlying Common Stock on August 10, 2010 and September 14, 2010.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended. In addition, the Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board (Communicating with Audit Committees Concerning Independence), and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, and the overall quality of our financial reporting.

The Audit Committee has discussed with the Company’s internal audit director her evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended March 31, 2011 for filing with the SEC. The Audit Committee and the Board have also recommended that stockholders ratify the selection of Ernst & Young as our independent auditors for fiscal year 2012.

During fiscal year 2011, management documented, tested and evaluated internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002. Management and Ernst & Young kept the Audit Committee apprised of our progress. Management has provided the Audit Committee with a report on the effectiveness of internal controls.

The Audit Committee is governed by a charter which is available in the corporate governance section under Investors on our website at www.westell.com. The Board of Directors has determined that the current members of the Audit Committee each qualify as an “audit committee financial expert” as defined by under Regulation S-K and that each of them is “independent” as the term is used in the NASDAQ listing standards as applicable to audit committee members.

Respectfully Submitted By:

The Audit Committee

Eileen A. Kamerick (Chair)

James M. Froisland

Martin D. Hernandez

FEES TO THE COMPANY’S AUDITORS

Set forth below is a summary of certain fees paid to our independent auditors, Ernst & Young LLP, for services for the fiscal years 2011 and 2010.

	Fiscal 2011	Fiscal 2010
Audit Fees	$684,540	$717,000
Audit-Related Fees	21,500	19,200
Tax Fees	62,450	96,200
All Other Fees	—	—

Total	$768,490	$832,400

Audit Fees

Audit fees were for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Reports on Form 10-K and the review of our quarterly financial statements set forth in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

The audit-related fees were for professional services rendered in connection with statutory audit of financial statements for a subsidiary.

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance and other tax consulting.

APPROVAL OF SERVICES PROVIDED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has considered whether the services provided under other non-audit services are compatible with maintaining the auditor’s independence and has determined that such services are compatible. The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Ernst & Young. The Committee will annually pre-approve services in specified accounting areas. The Committee also annually approves the budget for annual generally accepted accounting principals (GAAP) and statutory audits.

PROPOSALS OF STOCKHOLDERS

A stockholder proposal to be included in our Proxy Statement and presented at the 2012 Annual Meeting must be received at our executive offices, 750 North Commons Drive, Aurora, Illinois, 60504 no later than April 10, 2012 for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

Stockholders wishing to nominate a director or bring a proposal before the 2012 Annual Meeting (but not include the proposal in our Proxy Statement) must cause written notice of the proposal to be received by the Secretary of the Company at our principal executive offices in Aurora, Illinois, no later than July 22, 2012, as well as comply with certain provisions of the Company’s bylaws. In order for a stockholder to nominate a candidate for director, such notice must describe various matters regarding the nominee and the stockholder giving the notice, including such information as name, address, occupation and shares held. In order for a stockholder to bring other business before a stockholders meeting, the notice for such meeting must include various matters regarding the stockholder giving the notice and a description of the proposed business. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our Proxy Statement.

FINANCIAL INFORMATION

The Company has furnished financial statements to stockholders in the 2011 Form 10-K, which accompanies this Proxy Statement. In addition, the Company will promptly provide, without charge to any stockholder, on the request of such stockholder, an additional copy of the 2011 Form 10-K. Written requests for such copies should be directed to Westell Technologies, Inc., Attention: Brian S. Cooper, Senior Vice President and Chief Financial Officer, 750 North Commons Drive, Aurora, Illinois, 60504; telephone number (630) 898-2500.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

By Order of the Board of Directors
Brian S. Cooper
Secretary
Date: July 26, 2011

WESTELL TECHNOLOGIES, INC. AMY FORSTER 750 NORTH COMMONS DRIVE AURORA, IL 60504

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, September 19, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, September 19, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors		☐	☐	☐
Nominees
01 Richard S. Gilbert	02 Kirk R. Brannock		03 Robert W. Foskett		04 James M. Froisland	05 Dennis O. Harris
06 Martin D. Hernandez	07 Eileen A. Kamerick		08 Robert C. Penny III
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2 Ratification of the appointment of independent auditors.						☐	☐	☐
3 Approval, by advisory vote, of executive compensation.						☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:						1 year 2 years	3 years	Abstain
4 To recommend, by advisory vote, the frequency of executive compensation votes.						☐ ☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature [Joint Owners]		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

WESTELL TECHNOLOGIES, INC.

Annual Meeting of Stockholders

September 20, 2011 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Richard S. Gilbert and Brian S. Cooper, and each of them proxies with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all Class A Common Stock and/or Class B Common Stock held of record by the undersigned in Westell Technologies, Inc., upon all subjects that may properly come before the annual meeting, and at any adjournments thereof, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. The votes entitled to be cast by the undersigned will be cast in the direction of the proxy holders on any other matter that may properly come before the meeting and any adjournment thereof.

The undersigned hereby revokes any proxy heretofore given and acknowledges receipt of the proxy statement for the annual meeting.

This proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted by the proxies “FOR ALL” nominees named in Proposal 1, “FOR” Proposals 2 and 3 and for “1 year” for proposal 4 and in their discretion on any other matters properly brought to a stockholder vote at the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side